For Immediate Release

ShopNBC Bolsters Management Team, Appoints Industry Veterans
With Over 50 Years of Combined TV Shopping Experience

New Senior Level Appointments Include: Chief Operating Officer,
SVP of Customer Analytics & Sales Planning, and SVP of Media & On-Air Sales

Minneapolis, MN – April 3, 2008: ShopNBC (NASDAQ: VVTV), a 24-hour TV shopping network, announced today that it has appointed three industry veterans with over 50 years of combined experience in TV shopping to its senior management team, effective immediately. Glenn Leidahl joins ShopNBC as Chief Operating Officer; Terry Curtis joins the network as Senior Vice President of Customer Analytics and Sales Planning; and John Gunder as Senior Vice President of Media and On-Air Sales.

“The addition of these three seasoned professionals in the TV shopping arena to ShopNBC’s senior management team is an exciting time in our history,” said Rene Aiu, President and CEO of ShopNBC. “Glenn, Terry, and John are people I have worked with in the past, and they all have a proven track record of success in our industry. The combined experience and depth of expertise of these new senior leaders will play key roles as we renew innovation and disciplined focus at the company during a time of promising change. I’m confident they will be real assets to the network and highly complementary to our existing management team.”

Glenn Leidahl as Chief Operating Officer

Mr. Leidahl brings to ShopNBC extensive call center, customer service, operations, cable distribution, and information systems experience in home shopping in the U.S. and abroad in Asia, Europe, and Latin America. His proven management and operating expertise will enable him, as COO, to apply a customer-centric approach to ShopNBC’s fast-paced business environment as well as to enhance the systems and workflow processes throughout the Company.

Glenn joins ShopNBC having served for the past 14 years as Managing Director of GKL Management Consulting, LLP, where he and his associates provided consulting and bridge management services in the launch and operation of TV and Web shopping ventures for QVC, Sportsfair America, HSN, and Liberty Media. Glenn began his career in TV shopping in 1986 as VP of Affiliate Relations at Minneapolis-based CVN, where he directed sales and marketing efforts to cable and satellite affiliates that carried its programming. Previously, Glenn was with General Mills, where his contributions included development and implementation of key corporate systems initiatives in operations and sales.

Terry Curtis as Senior Vice President of Customer Analytics and Sales Planning

Mr. Curtis brings to the Company over 18 years of experience in strategic planning, finance and operations with start-up and mid-size companies. Terry also has an extensive international background in TV shopping. In his new role at ShopNBC, he will oversee and manage the integration of customer analytics, sales planning, and merchandise programming initiatives.

Terry joins the network having served most recently as Chief Financial Officer at Liberty Global’s Jupiter Shop Channel (Japan). Previously, he was Senior Vice President of Finance International for HSN. Terry also was CFO/COO of Home Shopping Europe, a German tele-shopping, e-commerce subsidiary of IAC. He has held senior manager roles at The Timberland Company and Honeywell Bull. Terry holds a BSBA from Suffolk University and an MBA from Boston University.

John Gunder as Senior Vice President of Media and On-Air Sales

Mr. Gunder brings to the Company over 20 years of experience in the direct response and advertising business with a strong portfolio of success in 24/7 cable networks. John is also an accomplished producer in the domestic and international cable television industry. In his new role at ShopNBC, he will oversee all aspects of television operations, producing live programming and quality control of network components, such as sets, product display, on-air branding, and on-air graphics.

John joins the Company having held senior level positions at TCI International’s Jupiter Shop Channel (Japan), including General Manager of Production and Executive Producer. Previously, he was Vice President of Production Design and Styling for HSN. John started his home shopping career with the JCPenney Television Shopping Channel in Hollywood as Creative Director and Special Project Director. John most recently operated his own consulting business, offering client services to LiveShop (Netherlands), IAC, Liberty Global, and Jupiter Shop Channel.

Separately, Jenele Grassle, VP of Merchandising, will be leaving the Company to pursue other opportunities. Executive search firm Spencer Stuart has been engaged to assist the Company in selecting the next senior executive for merchandising. In the interim, the merchandising area will report directly to Ms. Aiu.

About ShopNBC

ShopNBC reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com.

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CONTACTS:
Frank Elsenbast, Chief Financial Officer, 952-943-6262